Reliance Real Estate Trust, LLC 1-A/A

Exhibit 4.1

FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

FOR QUALIFIED PURCHASERS

RELIANCE REAL ESTATE TRUST, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This is a Subscription for

Common Shares of

Reliance Real Estate Trust, LLC (“Reliance Real Estate Trust”)

THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of _____________________, by and between the undersigned (the “Subscriber,” “Investor,” or “you”) and Reliance Real Estate Trust, LLC, a Delaware limited liability company (“Reliance Real Estate Trust” or “we” or “us” or “our”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by Reliance Real Estate Trust) certain Common Shares (the “Common Shares”), as set forth in Section 1 and on the signature page hereto, offered pursuant to that certain Offering Circular, dated as of _______________________________, 2018 (the “Offering Circular”) of Reliance Real Estate Trust, as filed with the Securities and Exchange Commission (the “SEC”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Subscription for and Purchase of the Common Shares.

1.1          Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Common Shares (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth on the signature page to this Agreement.

1.2          The Subscriber must initially purchase at least 500 Common Shares in this offering. There is no minimum subscription requirement on additional purchases once the Subscriber has purchased the requisite minimum of 500 Common Shares. However, if Subscriber is a husband and wife purchasing jointly through an IRA plan, they must purchase at least 500 Common Shares each.

1.3          The offering of Common Shares is described in the Offering Circular, that is available through the online website www.reliancerealestatetrust.com (the “Site”), which is owned and operated by the Company, as well as on the SEC’s EDGAR website. Please read this Agreement, the Offering Circular, and Amended and Restated Limited Liability Company Operating Agreement of Reliance Real Estate Trust, LLC, dated December 14, 2017, (the “Operating Agreement”). While they are subject to change, as described below, Reliance Real Estate Trust advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms and agree to transact business with us and to receive communications relating to the Common Shares electronically.

1.4          Reliance Real Estate Trust has the right to reject this Subscription in whole or in part for any reason within 30 days of the receipt of your subscription. The Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5          Once you send funds for the purchase of Common Shares, it is irrevocable until the Common Shares are issued, the Purchase is rejected by Reliance Real Estate Trust, or Reliance Real Estate Trust otherwise determines not to consummate the transaction.

1.6          The undersigned agrees that its execution of this Subscription Agreement constitutes its consent to the Operating Agreement, and, that upon acceptance of this Subscription Agreement by Reliance Real Estate Trust, the undersigned will become a member of Reliance Real Estate Trust as a holder of Common Shares. When the Company countersigns this Subscription Agreement, the Operating Agreement shall be binding upon the undersigned as of the settlement date.

2.	Purchase of the Common Shares.

2.1          The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly, is submitting herewith to Reliance Real Estate Trust the Purchase Price as agreed to by Reliance Real Estate Trust on the Site.

2.2          If Reliance Real Estate Trust returns the Subscriber’s Purchase Price to the Subscriber, Reliance Real Estate Trust will not pay any interest to the Subscriber.

2.3          If this Subscription is accepted by Reliance Real Estate Trust, the Subscriber agrees to comply fully with the terms of this Agreement, the Common Shares and all other applicable documents or instruments of Reliance Real Estate Trust, including the Operating Agreement. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Common Shares.

2.4          In the event that this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber to Reliance Real Estate Trust for the Common Shares will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Subscription is rejected in part, Reliance Real Estate Trust shall refund to the Subscriber any payment made by the Subscriber to Reliance Real Estate Trust with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

3.	Investment Representations and Warranties of the Subscriber. The Subscriber represents and warrants to Reliance Real Estate Trust the following:

3.1          The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to Reliance Real Estate Trust, upon signing up for the Site regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”) and/or (ii) otherwise a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that Reliance Real Estate Trust accepts this subscription. Further, the Subscriber shall immediately notify Reliance Real Estate Trust of any change in any statement made herein prior to the Subscriber’s receipt of Reliance Real Estate Trust’s acceptance of this Subscription, including, without limitation, Subscriber’s status as an “accredited investor” and/or “qualified purchaser”. The representations and warranties made by the Subscriber may be fully relied upon by Reliance Real Estate Trust and by any investigating party relying on them.

3.2          The Subscriber, if an entity, is, and shall at all times while it holds Common Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown on the signature page of this Agreement.

3.3           The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. If the undersigned is an IRA, Keogh plan or 401(k) plan they are a duly authorized trustee of the plan. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by Reliance Real Estate Trust, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

3.4           At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by Reliance Real Estate Trust or any other person that:

a.           A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or

b.           The past performance or experience on the part of Reliance Real Estate Trust and/or its officers or directors does not in any way indicate the predictable or probable results of the ownership of the Common Shares or the overall Reliance Real Estate Trust venture.

3.5           The Subscriber understands that the Common Shares being purchased are a speculative investment which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Common Shares, and the Subscriber understands and is fully cognizant of the risks related to the purchase of the Common Shares.

3.6           The Subscriber understands that any forecasts or predictions as to Reliance Real Estate Trust’s performance are based on estimates, assumptions and forecasts that Reliance Real Estate Trust believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

3.7          The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in Reliance Real Estate Trust.

3.8          The Subscriber is either (x) an Accredited Investor as that term is defined in 501(a) of Regulation D or (y) the amount of Common Shares being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of the Subscriber’s annual revenue or net assets at fiscal year-end (for non-natural persons).

3.9         The Subscriber has had an opportunity to ask questions of Reliance Real Estate Trust or anyone acting on its behalf and to receive answers concerning the terms of this Agreement and the Common Shares, as well as about Reliance Real Estate Trust and its business generally, and to obtain any additional information that Reliance Real Estate Trust possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.

3.10        The Subscriber agrees to provide any additional documentation Reliance Real Estate Trust may reasonably request, including documentation as may be required by Reliance Real Estate Trust to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

3.11        The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Common Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Common Shares, or has recommended or endorsed the Common Shares, and that the Common Shares have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.12        The Subscriber understands that Reliance Real Estate Trust has not been registered under the Investment Company Act of 1940. In addition, the Subscriber understands that Reliance Real Estate Trust is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

3.13        The Subscriber is subscribing for and purchasing the Common Shares without being furnished any offering literature, other than the Offering Circular, the Operating Agreement and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from Reliance Real Estate Trust in writing, and without receiving any representations or warranties from Reliance Real Estate Trust or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or Subscriber’s advisors.

3.14        The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to Reliance Real Estate Trust. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

3.15        The Subscriber is subscribing for and purchasing the Common Shares solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Common Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Common Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.16        The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.17         Reliance Real Estate Trust’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”). Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

(a)	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(b)	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause Reliance Real Estate Trust or any of its personnel or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

(c)	When requested by Reliance Real Estate Trust, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that Reliance Real Estate Trust may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person[1] to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. Reliance Real Estate Trust reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to the Fund. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, the subscription by the Subscriber may be refused.

(d)	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of an Subscriber which is an entity, any Related Person is:

(i)	a Prohibited Investor;

(ii)	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

1 For purposes of this Section 3.18, the terms “Related Person”, “Prohibited Investor”, “Senior Foreign Political Figure”, “Close Associate”, “Non-Cooperative Jurisdiction” and “Foreign Shell Bank” shall have the meanings described below: “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure; “Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country.

(iii)	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate; “Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank; “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; “Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Fund in connection therewith; “Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan; “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

(iv)	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(e)	The Subscriber hereby agrees to immediately notify Reliance Real Estate Trust if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 3.18 have become incorrect or if there is any change in the information affecting these representations and covenants.

(f)	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, Reliance Real Estate Trust may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Common Shares.

3.18       The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning Reliance Real Estate Trust and to consult with independent tax advisers regarding the tax consequences of investing through Reliance Real Estate Trust. The Subscriber acknowledges that Subscriber understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that Reliance Real Estate Trust is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Subscriber by reason of the Purchase.

3.19       The Subscriber is not (unless otherwise so disclosed in writing to Reliance Real Estate Trust) (i) an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “benefit plan investor” within the meaning of the regulations issued by the U.S. Department of Labor in Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, (iii) a “governmental plan” within the meaning of Section 3(32) of ERISA or (iv) investing assets allocated to an insurance company general or separate account in which any Subscriber described in any of clauses (i), (ii) or (iii) has an interest. An Investor described in any of clauses (i), (ii), (iii) or (iv) of this paragraph is referred to herein as an “ERISA Investor.” The Subscriber understands that, if he or she is investing through an individual retirement account (an “IRA”), written disclosure must be made to Reliance Real Estate Trust in accordance with this paragraph.

3.21       If the Subscriber is an ERISA Investor, then (i) it has been informed of and understands the investment objectives and policies of, and the investment strategies that may be pursued by, Reliance Real Estate Trust; (ii) it is aware of the provisions of Section 404 of ERISA relating to fiduciary duties, including the requirement for diversifying the investments of an employee benefit plan subject to ERISA; (iii) it has given appropriate consideration to the facts and circumstances relevant to the investment by such ERISA Investor in Reliance Real Estate Trust and has determined that such investment is reasonably designed, as part of such ERISA Investor’s portfolio of investments, to further the purposes of the relevant plan(s); (iv) its investment in Reliance Real Estate Trust is consistent with the requirements of Section 404 of ERISA; (v) it understands that current income will not be a primary objective of Reliance Real Estate Trust; (vi) its acquisition of an interest in Reliance Real Estate Trust is not a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code); (vii) its investment in Reliance Real Estate Trust is permissible under the documents governing the investment of its plan assets and under ERISA; and (viii) it is not relying and has not relied on Reliance Real Estate Trust or any affiliate of Reliance Real Estate Trust for any evaluation or other investment advice in respect of the advisability of an investment in Reliance Real Estate Trust in light of the plan’s assets, cash needs, investment policies or strategy, overall portfolio composition or plan for diversification of assets.

4.	Ownership Limitation. The Subscriber acknowledges and agrees that, pursuant to the terms of the Operating Agreement, the Subscriber generally cannot own, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and as set forth in the Operating Agreement, either more than 9.8% in value or in number of our Common Shares, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive. The Operating Agreement will include additional restrictions on ownership, including ownership that would result in (i) us being “closely held” within the meaning of Section 856(h) of the Code, (ii) us failing to qualify as a REIT or (iii) our shares being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code). The Subscriber also acknowledges and agrees that, pursuant to the terms of the Operating Agreement, the Subscriber’s ownership of our Common Shares cannot cause any other person to violate the foregoing limitations on ownership.

5.	Tax Forms. The Subscriber will also need to complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to us via email to ir@reliancerealestatetrust.com. The Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to us will be true, correct and complete. The Subscriber shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Code or any applicable Treasury Regulations or as may be requested from time to time by us. NOTE: The correct TIN for an IRA account is that of the Custodian (not the individual Social Security number of the beneficial owner).

6.	No Advisory Relationship. You acknowledge and agree that the purchase and sale of the Common Shares pursuant to this Agreement is an arms-length transaction between you and Reliance Real Estate Trust. In connection with the purchase and sale of the Common Shares, Reliance Real Estate Trust is not acting as your agent or fiduciary. Reliance Real Estate Trust assumes no advisory or fiduciary responsibility in your favor in connection with the Common Shares or the corresponding project investments. Reliance Real Estate Trust has not provided you with any legal, accounting, regulatory or tax advice with respect to the Common Shares, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

7.	Bankruptcy. In the event that you file or enter bankruptcy, insolvency or other similar proceeding, you agree to use the best efforts possible to avoid Reliance Real Estate Trust being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) you be allowed by Reliance Real Estate Trust to return the Common Shares to Reliance Real Estate Trust for a refund or (ii) Reliance Real Estate Trust be mandated or ordered to redeem or withdraw Common Shares held or owned by you.

8.	Miscellaneous Provisions.

8.1           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof).

8.2           All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber at the records of Reliance Real Estate Trust (or that you submitted to us via the Site). You shall send all notices or other communications required to be given hereunder to Reliance Real Estate Trust via email at ir@reliancerealestatetrust.com (with a copy to be sent concurrently via prepaid certified mail to: Reliance Real Estate Trust, LLC, 40 Wall Street, 60th Floor, New York, New York 10005, Attention: Investor Relations.

Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

8.3           This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of Reliance Real Estate Trust. Any such assignment, transfer or delegation in violation of this section shall be null and void.

8.4           The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

8.5           Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

8.6           If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.7           In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

8.8           This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Common Shares) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with Reliance Real Estate Trust with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between us.

8.9           This Agreement may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

8.10         The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

8.11         The parties acknowledge that there are no third party beneficiaries of this Agreement, except for any affiliates of Reliance Real Estate Trust that may be involved in the issuance or servicing of Common Shares on the Site, which the parties expressly agree shall be third party beneficiaries hereof.

9.	Consent to Electronic Delivery. The Subscriber hereby agrees that Reliance Real Estate Trust may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of Reliance Real Estate Trust and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Subscriber under the Common Share or hereunder by means e-mail or by posting on an electronic message board or by other means of electronic communication. Because Reliance Real Estate Trust operates principally on the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Site or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

(a)  Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

(b)  Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

(c)  Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

(d)  How to Contact Us Regarding Electronic Disclosures. You can contact us via email at ir@reliancerealestatetrust.com. You may also reach us in writing at the following address: Reliance Real Estate Trust, LLC, 40 Wall Street, 60th Floor, New York, New York 10005, Attention: Investor Relations. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered e-mail address changes, you must notify us of the change by sending an email to ir@reliancerealestatetrust.com. You also agree to update your registered residence address and telephone number on the Site if they change. You will print a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Site.

10.	Consent to Electronic Delivery of Tax Documents.

(a) Please read this disclosure about how we will provide certain documents that we are required by the Internal Revenue Service (the “IRS”) to send to you (“Tax Documents”) in connection with your Common Shares. A Tax Document provides important information you need to complete your tax returns. Tax Documents include Form 1099. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

(b)  Agreement to Receive Tax Documents Electronically. By executing this Agreement, you are consenting in the affirmative that we may send Tax Documents to you via email at the email address provided below. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(c)  How We Will Notify You That a Tax Document is Available. On or before the required IRS-designated due date for your Tax Document, you will receive an email containing your Tax Documents or an email containing a notification that your Tax Documents are ready for access on the Site. Your Tax Documents are maintained on the by the Company through at least October 15 of the applicable tax year, at a minimum, and will be available upon request should you ever need to access them again.

(d)  Your Option to Receive Paper Copies. To obtain a paper copy of your Tax Documents, you can contact us at ir@reliancerealestatetrust.com and request a paper or pdf copy.

(e)  Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

Reliance Real Estate Trust, LLC

Attention: Investor Relations

555 Madison Avenue, 6th Floor

New York, New York 10022

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(f)  Termination of Electronic Delivery of Tax Documents. We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

☐	We received three consecutive email notifications that indicate your email address is no longer valid

☐	We cancel the electronic delivery of Tax Documents

(g)  You Must Keep Your E-mail Address Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at ir@reliancerealestatetrust.com.

(h)  Hardware and Software Requirements. In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements as set forth above in Section 10(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.

11.	Limitations on Damages. IN NO EVENT SHALL RELIANCE REAL ESTATE TRUST LLC BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

12.	Arbitration.

(a)  Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 12 (this “Arbitration Provision”). The arbitration shall be conducted in New York, NY. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and Reliance Real Estate Trust (or persons claiming through or connected with Reliance Real Estate Trust), on the other hand, relating to or arising out of this Agreement, any Common Share, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section (e) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

(b)  The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

(c)  If we elect arbitration, we shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

(d)  Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

(e)  We agree not to invoke our right to arbitrate an individual Claim that you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR OTHERWISE CONSENTED TO BY US, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

(f) Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this sub-section (e), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this sub-section (e) shall be determined exclusively by a court and not by the administrator or any arbitrator.

(g) This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

(h) This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any loan or Common Share or any amounts owed on such loans or notes, to any other party. If any portion of this Arbitration Provision other than sub-section (e) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in sub-section (e) are finally adjudicated pursuant to the last sentence of sub-section (e) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

13.	Waiver of Court & Jury Rights. THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER AGREEMENTS RELATED THERETO.

14.	Authority. By executing this Agreement, you expressly acknowledge that you have reviewed this Agreement for this particular subscription.

15.	Counterparts; Signatures. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, sent by email (including “.pdf”), or delivered by other electronic means, as established on the Site, shall be deemed to be an original and neither Reliance Real Estate Trust nor any Subscriber shall use the electronic nature of such signatures as a defense against the enforceability of this Agreement. Each Subscriber agrees to promptly deliver an execution original to this Agreement with its actual signature to Reliance Real Estate Trust upon request, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each Subscriber to this Agreement shall be bound by its own facsimile, .pdf or other electronic signature and shall likewise accept the facsimile or other electronic signature of Reliance Real Estate Trust.

[Signature page to follow]

IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Print Name of Subscriber

Description of Entity (if applicable)

Signature of Subscriber

Name of Person Signing on behalf of Subscriber

Title (if applicable)

Address of Subscriber:

Telephone:

Email:

Number of Common Shares Purchased:

Purchase Price:

Is Subscriber an IRA, a Keogh Plan covering only a self-employed individual, or any other one member plan, or is Subscriber otherwise subject to ERISA or Section 4975 of the Code?

☐	YES	☐ NO

(Signature Page to Subscription Agreement)

AGREED AND ACCEPTED BY

Reliance Real Estate Trust, LLC

By:
Name:	David Teiler
Title:	Chief Executive Officer

Reliance Real Estate Trust, LLC

40 Wall Street, 60th Floor

New York, New York 10005

ir@reliancerealestatetrust.com

(212) 293-8500

(Signature Page to Subscription Agreement)

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